UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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ATLAS AMERICA PUBLIC #9 LTD.
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NOTICE OF CONSENT SOLICITATION
FOR
ATLAS AMERICA PUBLIC #9 LTD.,
A PENNSYLVANIA LIMITED PARTNERSHIP
c/o DGOC Partnership Holdings, LLC
1100 Corporate Drive
Birmingham, AL 35242
June [__], 2018
Dear Holder:
We are writing to request your consent to the adoption of an amendment (the “Amendment”) to the Amended and Restated Certificate and Agreement of Limited Partnership (the “Partnership Agreement”) of Atlas America Public #9 LTD. (the “Partnership”) to provide DGOC Partnership Holdings, LLC, as the managing general partner (“Managing General Partner” or “MGP”) of the Partnership, with the ability to transfer (the “Transfer”) the assets and liabilities of the Partnership to an affiliate. Following such Amendment and Transfer, the Partnership will have no assets, liabilities or operations. The MGP intends to liquidate the Partnership pursuant to the applicable terms of the Partnership Agreement and the Pennsylvania Uniform Limited Partnership Act (the “Liquidation”).
Pursuant to the Partnership Agreement, the adoption of the Amendment requires the consent of the holders of a majority of the outstanding units representing limited partner interests (the “Units”). In accordance with the Partnership Agreement, if you fail to respond in writing within 15 business days to this request for consent, you will be mailed a second request. If you do not respond within seven calendar days from the date of the mailing of the second request, you shall be conclusively deemed to have approved the adoption of the Amendment. ACCORDINGLY, ANY HOLDER WHO FAILS TO RESPOND TO THIS CONSENT SOLICITATION BY [_________], 2018 SHALL BE DEEMED TO HAVE GIVEN HIS OR HER CONSENT TO THE ADOPTION OF THE AMENDMENT. This consent solicitation statement (this “Consent Solicitation”) contains information you should review before deciding whether to consent to the adoption of the Amendment.
The Partnership operates 75 oil and gas wells and 2,670 acres of developed natural gas and oil acreage in Pennsylvania and Ohio (collectively, the “Properties”) as of December 31, 2017. The recent significant declines in commodity prices have challenged the Partnership's ability to fund its operations and may make it uneconomical for the Partnership to produce its wells until they are depleted as the Partnership originally intended. The Partnership had no net cash flows from operating, investing and financing activities during the years ended December 31, 2017 and 2016. Cash flows from operations have been negative during the years ended December 31, 2017 and 2016 but have been subsidized by the MGP, even though the MGP is not required to do so. The Partnership has an accumulated deficit and lacks the financial resources to pay its current liabilities. These conditions raise substantial doubt about the Partnership’s ability to continue as a going concern. As a result of continuing losses and negative cash flows, the MGP has determined that it should take steps to complete the Liquidation of the Partnership.
This Consent Solicitation is accompanied by a form of Consent of Holder (the “Consent Form”) to be used to indicate your consent, or withholding of consent, to the adoption of the Amendment. We are providing you with these consent solicitation materials both by sending you this full set of materials and by notifying you of the availability of the materials on the Internet.
This Consent Solicitation and the accompanying Consent Form are first being mailed on or about June [__], 2018, to holders of record as of the close of business on June [__], 2018 (the “Record Date”). Your participation is very important. Please review this Consent Solicitation, complete, date and sign the enclosed Consent Form and return it by mail, overnight courier, hand, e-mail or fax, pursuant to the instructions below. Please note that this solicitation will expire at 5:00 p.m., New York City time, on [_________], 2018 (the “Expiration Date”), unless extended. Any holder that does not respond by the Expiration Date will be deemed to have consented to the Amendment.
If you have any questions or require any assistance in completing and returning the Consent Form, please contact us by mail at c/o DGOC Partnership Holdings, LLC, 1100 Corporate Drive, Birmingham, AL 35242, Attention: Joyce Collins; by overnight courier service c/o DGOC Partnership Holdings, LLC, 1100 Corporate Drive, Birmingham, AL 35242, Attention: Joyce Collins; by e-mail at jcollins@dgoc.com; by fax at (330) 896-8518; or by telephone at (330) 896-8510 ext. 267.
Very truly yours,
/s/ Robert R. Hutson, Jr.,
Chief Executive Officer of DGOC Partnership Holdings, LLC, the Managing General Partner

Important Notice Regarding the Availability of Consent Solicitation Materials:
The Notice of Consent Solicitation, Consent Solicitation Statement and Consent Form
are available at www.dgoc.com

ATLAS AMERICA PUBLIC #9 LTD.
GENERAL INFORMATION
Atlas America Public #9 LTD. (the “Partnership”) is a Pennsylvania limited partnership, formed on July 27, 2000. DGOC Partnership Holdings, LLC serves as its Managing General Partner (“DGOC Holdings” or the “MGP”) and certain affiliates of the MGP serve as our Operators ("Operators"). DGOC Holdings is an indirect subsidiary of Diversified Gas & Oil, PLC (“Diversified” or “DGO”; AIM: DGOC). Unless the context otherwise requires, references below to “the Partnership,” “we,” “us,” “our” and “our company”, refer to Atlas America Public #9 LTD.
The Partnership has drilled and currently operates wells located in Pennsylvania and Ohio. We have no employees and rely on our MGP to staff and manage our operations, which in turn, relied on Atlas Energy Group, LLC, for administrative services through a Transition Services Agreement (“TSA”) effective through December 31, 2017. Since the expiration of the TSA, staffing is provided by an affiliate of Diversified.
The record date for determining holders of record entitled to receive this consent solicitation statement (this “Consent Solicitation”) is June [__], 2018 (the “Record Date”). As of the Record Date, there were 1,500 units representing limited partner interests (the “Units”) issued and outstanding. Each Unit is entitled to one vote. Holders of our Units do not have any preemptive, subscription, redemption or conversion rights. Copies of this Consent Solicitation are being mailed on or about June [__], 2018 to the holders of record on the Record Date.
QUESTIONS AND ANSWERS ABOUT THESE CONSENT SOLICITATION MATERIALS
Q:     Why did I receive these consent solicitation materials?

A:
We are soliciting consents from holders to approve an amendment (the “Amendment”) to the Amended and Restated Certificate and Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership to provide the Managing General Partner with the ability to complete the Transfer of the assets and liabilities of the Partnership to an affiliate. Pursuant that provision, the Managing General Partner intends to complete the Transfer of the assets and liabilities of the Partnership to an affiliate. Following the Amendment and Transfer, the Partnership will have no assets, liabilities or operations. The MGP intends to liquidate the Partnership pursuant to the applicable terms of the Partnership Agreement (the “Liquidation”).

Q:	What does the proposal involve?

A:
The Partnership owns an interest in only oil and gas wells. We are proposing to transfer the wells and related assets to the MGP. In addition, the MGP intends to pay or assume all Partnership obligations and liabilities and liquidate the Partnership.

Q:     How can the Amendment be approved?

A:
The Amendment will be approved with the consent of a majority-in-interest of all Limited Partners. However, as described below, Limited Partners who do not respond within the specified timeframe will be deemed to have approved the Amendment.

Q:     How will proceeds from the asset transfer be used?

A:
In accordance with the Partnership Agreement, net proceeds of a sale will be used for the payment of Partnership debts and obligations and establishment of reserves, including debts and obligations owed to the MGP, and the balance would be distributed to the Limited Partners. However, currently the liabilities associated with the Properties exceed the value of the Properties so there will be no net cash proceeds. No distributions to the Limited Partners under the proposal are anticipated.

Q:     Why is the MGP proposing to liquidate the Partnership’s asset at this time?

A:
The MGP is recommending the Liquidation because the MGP believes the Partnership has maximized the principal benefits of owning the Properties, in particular, generating for the Limited Partners tax deductions or credits. Other reasons for the recommendation include:

●	The Liquidation of the Partnership will eliminate the need for Limited Partners to include on their individual tax returns Schedule K-1 activity with respect to the Partnership.

●	The Properties no longer produce tax credits, which was a principal benefit of investing in the Properties.

●	The Partnership has insufficient cash to pay its obligations, and is dependent on the willingness of the MGP to continue funding the payment of expenses.

Q:     How does this impact my need to file a Schedule K-1?

A:	You will get a final K-1 on Liquidation of the Partnership.

Q:     Does the MGP recommend that I consent to the Amendment?

A:
Yes. The MGP recommends that Limited Partners consent to the Amendment by marking each box entitled “FOR” on the enclosed Consent Card and returning the Consent Card promptly in accordance with the voting procedures described in “VOTING RIGHTS AND PROCEDURES” below or by using the Internet option or telephone option discussed below. The MGP, however, has conflicts of interest in recommending the Amendment. For additional information regarding our conflicts of interest, see “CONFLICTS OF INTEREST” below.

Q:     Will I owe any federal income tax as a result of the Transfer and the Liquidation of the Partnership?

A:
Assuming that the fair market value of the assets is zero and no gain or loss is to be recognized on the transfer of the assets and liabilities to the MGP then there will be no tax implications to the Limited Partners. Assuming that the Partnership’s passive activity losses attributable to the Properties have not been used by the Limited Partners to offset any previous passive activity income/gain (which may not be the case, as Limited Partners may have used certain of their passive losses), the Limited Partner may offset previous suspended losses against non-passive ordinary income. Tax matters are very complicated and your tax consequences may depend on your financial situation and whether you purchased your Units in the original offering or from a person other than the Partnership. Please consult your tax advisor to determine the exact tax consequences of a sale and Liquidation of the Partnership to you. See “ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS” below.

Q:     What if the Transfer is not made?

A:
If the Amendment is not approved by a majority in interest of the Limited Partners, or if the Amendment is approved but the Transfer is not approved by MGP, then the Partnership will continue to exist as a legal entity with its respective assets and liabilities. You will continue to get a K-1 for the Partnership, subject to the Partnership’s ability to pay for its preparation and distribution. The Partnership will continue to incur annual expenses if it continues to operate. The Partnership expects its future cash flows and current assets to be insufficient to meet the Partnership’s foreseeable cash requirements.

Q:     Can I revoke my consent?

A:
Yes. You may withdraw or revoke your vote at any time prior to 5:00 p.m., New York Time, on the Expiration Date. To be effective, a written or facsimile revocation or withdrawal of the vote must be received prior to the Expiration Date and addressed as follows: Investor Services, c/o DGOC Partnership Holdings, LLC, 1100 Corporate Drive, Birmingham, AL 35242, Attention: Joyce Collins. A notice of revocation or withdrawal must specify the Limited Partner’s name and the number of Units being withdrawn. After the Expiration Date, all consents previously executed and delivered and not revoked will become irrevocable.

Q:     Do Limited Partners have dissenter’s rights?

A:
Under applicable state law, Limited Partners are not entitled to appraisal or other dissenter’s rights with respect to the value of the Units. There will not be any procedure by which a Limited Partner can seek an alternative valuation of his, her or its Units, regardless of whether the Limited Partner does or does not consent to the Amendment.

Q:	What do I need to do now?

A:
We urge you to read this consent solicitation statement carefully and to consider the Amendment. Then just return your completed, dated and signed Consent Form in the enclosed postage-paid return envelope, by e-mail to the address provided or by facsimile to the number provided, so that your consent can be counted.

Q:	What happens if I do not respond or if I respond and fail to indicate my voting preference?

A:
If you fail to sign, date and return your Consent Form as provided on your Consent Form within 15 business days to this request for consent, you will be mailed a second request. If you do not respond within seven calendar days from the date of the mailing of the second request, you will be conclusively deemed to have approved the adoption of the Amendment. Accordingly, if you fail to respond to this Consent Solicitation by [_________], 2018, you will be deemed to have given your consent to the adoption of the Amendment.

THE CONSENT SOLICITATION
We are soliciting consents from holders to approve the Amendment to the Partnership Agreement of the Partnership to provide the Managing General Partner with the ability to provide the Managing General Partner with the ability to complete the Transfer of the assets and liabilities of the Partnership to an affiliate. Following the Amendment and Transfer, the Partnership will have no assets, liabilities or operations. The MGP intends to complete the Liquidation of the Partnership pursuant to the applicable terms of the Partnership Agreement.
The Amendment, which is being proposed by the Managing General Partner in accordance with Section 8.05(a)(i) of the Partnership Agreement, provides for the deletion of current Section 4.03(d) and insertion of a new Section 4.03(d), which would state in its entirety:
4.03(d) Limitations of Sale of Undeveloped and Developed Leases to the Managing General Partner. The Managing General Partner and its Affiliates shall not purchase any producing natural gas or oil property from the Partnership unless:
(i) the sale is in connection with the liquidation of the Partnership; or
(ii) The Managing General Partner’s well supervision fees under the Drilling and Operating Agreement for the well have exceeded the net revenues of the well, determined without regard to the

Managing General Partner’s well supervision fees for the well, for a period of at least three consecutive months.
Under both (i) and (ii) above, the sale must be at fair market value supported by an appraisal of an Independent Expert selected by the Managing General Partner.
The Amendment also provides for the deletion of current Section 7.02(d) and insertion of a new Section 7.02(d), which would state in its entirety:
7.02(d) Sale if No Consent. Any partnership asset which would otherwise be distributable in-kind to a Participant, except for the failure or refusal of the Participant to give his written consent to the distribution, may instead be sold by the Managing General Partner at the best price reasonably obtainable from an independent third-party, who is not an Affiliate of the Managing General Partner, or to the Managing General Partner itself or its Affiliates at fair market value as determined by an Independent Expert selected by the Managing General Partner.
Consent Required. Pursuant to the Partnership Agreement, the adoption of the Amendment requires the consent of the holders of a majority of the Units.
Record Date. The Partnership has fixed June [__], 2018, as the Record Date for determining the holders entitled to notice of and consent to the adoption of the Amendment. Only holders of record on the Record Date may execute and deliver a form of Consent of Holder (the “Consent Form”).
Solicitation of Consents. This solicitation is being made by the Managing General Partner on behalf of the Partnership. Consents may be solicited by mail, telephone, e-mail and in person. Solicitations may be made by our representatives, none of whom will receive additional compensation for such solicitations. The cost of preparing, assembling, printing and mailing this Consent Solicitation and the enclosed Consent Form will be borne by the Partnership.
Consent Procedures. Holders who desire to consent to, or withhold consent from, the adoption of the Amendment should do so by marking the appropriate box on the included Consent Form and by signing, dating and delivering the Consent Form to us by mail, overnight courier, hand, e-mail, facsimile at the address, e-mail address or facsimile number set forth on the last page of the Consent Form, all in accordance with the instructions contained in this Consent Solicitation and the Consent Form.
All Consent Forms that are properly completed, signed and delivered to us and not properly revoked (see “Revocation of Instructions” below) prior to [_________], 2018 (the “Expiration Date”) will be given effect in accordance with the specifications thereof. In accordance with the Partnership Agreement, if a holder fails to respond in writing within 15 business days to this request for consent, he or she will be mailed a second request. If any holder does not respond within seven calendar days from the date of the mailing of the second request, he or she shall be conclusively deemed to have approved the adoption of the Amendment. ACCORDINGLY, ANY HOLDER WHO FAILS TO RESPOND TO THIS CONSENT SOLICITATION BY [_________], 2018 SHALL BE DEEMED TO HAVE GIVEN HIS OR HER CONSENT TO THE ADOPTION OF THE AMENDMENT.
Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the Units are registered. If the Units to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.
The execution and delivery of a Consent Form will not affect a limited partner’s right to sell or transfer the Units. All Consent Forms received (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of such Units subsequent to the Record Date, unless the holder revokes such Consent Form prior to the Expiration Date by following the procedures set forth under “Revocation of Instructions” below.
All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by us in our sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with the deliveries of Consent Forms must be cured within such time as we determine. Neither we nor any of our affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by us shall be conclusive and binding.
Revocation of Instructions. Any holder who has delivered a Consent Form may revoke the instructions set forth in such Consent Form by delivering a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (i) contain the name of the person who delivered the Consent Form, (ii) be in the form of a subsequent Consent Form marked as “CONSENTS” OR “WITHHOLDS CONSENT” as the case may be, or in a writing delivered to us stating that the prior Consent Form is revoked, (iii) be signed by the holder in the same manner as the original signature on the Consent Form, and (iv) be received prior to 5:00 p.m., New York City time, on the Expiration Date at the address , e-mail address or facsimile number set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address, e-mail address or facsimile number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. NO HOLDER MAY REVOKE THE INSTRUCTIONS SET FORTH IN A CONSENT FORM AFTER 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
THE PROPOSED TRANSFER
Background
The Partnership operates 75 oil and gas wells and 2,670 acres of developed natural gas and oil acreage in Pennsylvania and Ohio (collectively, the “Properties”) as of December 31, 2017. The recent significant declines in commodity prices have challenged the Partnership's ability to fund its operations and may make it uneconomical for the Partnership to produce its wells until they are depleted as the Partnership originally intended. The Partnership had no net cash flows from operating, investing and financing activities during the years ended December 31, 2017 and 2016. Cash flows from operations have been negative during the years ended December 31, 2017 and 2016 but have been subsidized by the MGP, even though the MGP is not required to do so. The Partnership has an accumulated deficit of $2,365,000 as of March 31, 2018 and lacks the financial resources to pay its current liabilities. These conditions raise substantial doubt about the Partnership’s ability to continue as a going concern. As a result of continuing losses and negative cash flows, the MGP has determined that it should take steps to complete the Liquidation of the Partnership. Please refer to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, a copy of which is enclosed with this Consent Solicitation.
As of March 31, 2018, the Partnership had assets of $726,500 and liabilities and reserves of $3,091,500, according to its interim financial statements, which were prepared in accordance with generally accepted accounting principles (“GAAP”) and included in the Partnership’s quarterly report on Form 10-Q filed with the SEC. Because the liabilities exceed the assets, the MGP expects to agree to acquire the assets and assume the liabilities without paying any additional cash or other consideration. The Transfer will be based upon fair market values for the assets and liabilities as of the date of the Transfer. The MGP has engaged Wright & Company, Inc., the MGP's independent, third-party reserve engineer (“Wright”), to performed a reasonableness review of the proved reserves and associated cash flow and economics from the Partnership’s properties and prepare a reasonableness review thereon (the “Reasonableness Review”).
The Partnership’s liabilities include asset retirement obligations. The estimated liability for asset retirement obligations is based on the MGP’s historical experience in plugging and abandoning wells, the estimated remaining lives of those wells based on reserve estimates, external estimates as to the cost to plug and abandon the wells in the future and federal and state regulatory requirements. The liability is discounted using an assumed credit-adjusted risk-free interest rate. As of March 31, 2018, the asset retirement obligation was estimated at approximately $2 million. The MGP will assume the asset retirement obligation along with any other liabilities as part of the Transfer.
Advisors
The MGP retained Wright & Company, Inc., the MGP's independent third-party reserve engineer, to prepare the Reasonableness Review of proved reserves related to the Partnership. The reserve information for the Partnership includes natural gas and oil reserves which are all located in the United States. The independent reserve engineer’s review was based on more than 41 years of experience in the estimation of and review of petroleum reserves, specified economic parameters, operating conditions, and government regulations. Wright is an independent petroleum consulting firm founded in 1988 and owns no interests in the oil and gas properties of the Partnership. No employee, officer, or director of Wright is an employee, officer, or director of DGO, nor does Wright or any of its employees have direct financial interest in DGO. Neither the employment of nor the compensation received by Wright is contingent upon the values assigned or the opinions rendered regarding the properties covered by this review.
The MGP’s internal control procedures include verification of input data delivered to its third-party reserve specialist. The MGP's Vice President of Gas Marketing, who has more than 18 years of natural gas and oil industry experience, oversaw the preparation, review and approval of reserve estimates with final approval by the MGP’s Chief Operating Officer. No limitations were imposed by the Partnership on the Wright’s investigation.
Wright delivered the Reasonableness Review, dated June 11, 2018, which confirmed the values of the reserves of the Partnership as of June 1, 2018. Wright has prepared similar Reasonableness Reviews on the value of the Partnership’s reserves for the past several years. Other than with respect to the rendering of the Reasonableness Reviews, during the past two years there has been no material relationship between Wright and the Partnership or its affiliates, including the other Filing Persons. Wright received a total of approximately $2,500 from the Partnership in connection with the rendering of Reasonableness Reviews for the Partnership during the period from January 1, 2016 to December 31, 2017. During that two-year period, Wright has received a total of approximately $40,000 from the MGP and its affiliates in connection with the rendering of all Reasonableness Reviews, including other partnerships for which such affiliates act as general partner or manage the oil and gas properties.

The MGP has retained Stifel, Nicolaus & Company, Incorporated to provide a fairness opinion with respect to the Transfer and the Liquidation. Established in 1890, Stifel is one of the nation’s premier full-service financial services firms, providing brokerage, trading, investment banking, investment advisory, and related services to individual investors, professional money managers, businesses, and municipalities through more than 390 locations across the nation. As of the date of this Consent, Stifel has not completed its work or presented its fairness opinion.
REASONABLENESS REVIEW
Wright’s projections of the net reserves and cash flow to the evaluated interests in the partnerships, effective June 1, 2018, indicate that net value of the Partnership’s reserves is $0.
The following is excerpted from the Reasonableness Review dated June 11, 2018:
Based upon the results of Wright’s production forecasts, it is Wright’s conclusion that DGO’s estimates of proved reserves are, in the aggregate, reasonable.
DGO assigned oil, gas, and NGL reserves to the proved developed producing (PDP) and proved developed nonproducing shut-in (PDNP-SI) reserves categories. The summary classification of total proved reserves combines these categories. Wright is not aware of any local, state, or federal regulations that would preclude DGO from continuing to produce from currently active wells or to fully develop those properties included in this review.
The estimates of reserves contained in this review were determined by accepted industry methods and in accordance with the attached DEFINITIONS OF HYDROCARBON RESERVES. Methods utilized in this review include extrapolation of historical production or sales trends and analogy to similar producing properties.
Oil and other liquid hydrocarbon volumes are expressed in thousands of U.S. barrels (Mbbl), one barrel equaling 42 U.S. gallons. Gas volumes are expressed in millions of standard cubic feet (MMcf) at 60 degrees Fahrenheit and at the legal pressure base that prevails in the state in which the reserves are located. For purposes of this review, quantities of oil are converted into equivalent quantities of natural gas at the ratio of 1 bbl = 6 Mcfe. No adjustment of the individual gas volumes to a common pressure base has been made.
Net income to the evaluated interests is the cash flow after consideration of royalty revenue payable to others, standard state and county taxes, operating expenses, and investments, as applicable. The cash flow is before federal income tax (BTAX) and excludes consideration of any encumbrances against the properties if such exist. The cash flow (BTAX) was discounted monthly at an annual rate of 10.0 percent as requested by DGO.
All data utilized in this review were provided by DGO. Wright has not independently verified the accuracy and completeness of information and data furnished by DGO with respect to ownership interests, oil and gas production or sales, historical costs of operation and development, product prices, or agreements relating to current and future operations and sales of production. However, Wright requested and received information allowing Wright to check and confirm any calculations provided by DGO for reasonableness with regard to product pricing, appropriate adjustments, and lease operating expenses. It should be emphasized that revisions to the projections of reserves and economics included in this review may be required if the provided data are revised for any reason. No inspection of the properties was made as this was not considered to be within the scope of this review.
Proved oil and gas reserves are those quantities of oil and gas that can be estimated with reasonable certainty to be economically producible under existing economic conditions, operating methods, and government regulations. The estimates of reserves contained in this review were determined by accepted industry methods and the procedures used were appropriate for the purpose served by this review. Where sufficient production history and other data were available, reserves for producing properties were determined by extrapolation of historical production or sales trends. Analogy to similar producing properties may have been used for properties that lacked sufficient production history to yield a definitive estimate of reserves.
There are significant uncertainties inherent in estimating reserves, future rates of production, and the timing and amount of future costs. The estimation of oil and gas reserves must be recognized as a subjective process that cannot be measured in an exact way, and estimates of others might differ materially from those of Wright. The accuracy of any reserves estimate is a function of quantity and quality of available data and of subjective interpretations and judgments. It should be emphasized that production data subsequent to the date of these estimates, or changes in the analogous properties, may warrant revisions of such estimates. Accordingly, reserves estimates are often different from the quantities of oil and gas that are ultimately recovered.
CONFLICTS OF INTEREST
The MGP will acquire the assets and liabilities in the Transfer. Although the terms of the Transfer will be based upon the Reasonableness Review and supported by the fairness opinion, it will not be an arms-length transaction, and the MGP’s recommendation may be influenced by the MGP’s interest in the transaction.
The Partnership has entered into the following significant transactions with the MGP and its affiliates as provided under its partnership agreement. Administrative costs, which are included in general and administrative expenses in the Partnership’s statements of operations, are payable at $75 per well per month. Direct costs, which are included in production and general administrative expenses in the Partnership’s statements of operations, are payable to the MGP and its affiliates as reimbursement for all costs expended on the Partnership’s behalf. Monthly well supervision fees of $337 per well per month for operating and maintaining the wells, are included in production expenses in the Partnership's statements of operations. Well supervision fees are proportionately reduced to the extent the Partnership does not acquire 100% of working interest in a well. Transportation fees are included in production expenses in the Partnership’s statements of operations and are payable at either 16% of the natural gas sales price or $0.35 per Mcf, whichever is greater. The MGP and its affiliates, with administrative support from the previous MGP under the previously mentioned TSA, perform all administrative and management functions for the Partnership, including billing revenues and paying expenses. Accounts Payable Trade-Affiliate on the Partnership’s balance sheet includes the net production expenses due to the MGP. The following tables provide information with respect to these costs and the periods incurred:

Years Ended December 31,
	2017	2016	$ Change	% Change
Transportation fees	$35,900	$25,700	$10,200	40%
Supervision fees	240,600	223,300	17,300	8%
Direct costs	52,600	79,500	(26,900)	(34)%
Total production costs	$329,100	$328,500	$600	14%

Administrative fees	$53,300	$49,700	$3,600	7%
Direct costs	75,800	55,200	20,600	37%
Total general and administrative	$129,100	$104,900	$24,200	23%

	Three Months Ended March 31,		Change
	2018	2017*	$	%
Administrative fees	$12,800	$13,500	$(700)	(5)%
Supervision fees	57,800	60,600	(2,800)	(5)%
Transportation fees	10,100	9,400	700	7%
Direct costs	32,300	25,500	6,800	27%
Total	$113,000	$109,000	$4,000	4%
* Amounts paid to the previous MGP.

The MGP expects that, following the Transfer, it or one of its affiliates will continue to receive similar fees from the affiliate which will own the Properties.
MANAGING GENERAL PARTNER’S RECOMMENDATION
The Transfer is not specifically structured so as to require approval of a majority of unaffiliated Limited Partners. However, as a practical matter, approval of the Amendment by the Limited Partners will be required to complete the Transfer. No unaffiliated representative has been engaged to act on behalf of unaffiliated Limited Partners in negotiating the terms of the Transfer and/or in preparing a report concerning the fairness of the transaction.
The final determination of the value of the Partnership’s assets and the financial terms of the Transfer has not been made. However, based on the Reasonableness Review and the Partnership’s most recent financial reports, the MGP believes that the Transfer and Liquidation will result in no cash payments being made to the Limited Partners.
The MGP believes that the proposed transaction represented by the Transfer will be substantively fair to the Limited Partners. The MGP has considered a number of material factors in connection with developing such beliefs. The factors are listed below in descending order of importance, i.e., the first factor listed was given the most weight in the determination that the proposed transaction is substantively fair, although, as a practical matter, this process is an approximation of the weight given to each factor because each factor is relevant and the MGP was not able to weigh the relative importance of each factor precisely. The MGP believes that the consideration offered to the Limited Partners under the Transfer constitutes fair value in relation to the following factors:
 (i) the Reasonableness Review prepared by Wright;
(ii) the Units are and since issuance have been illiquid and the net book value of the Units currently is, and for many years has been, negative;
 (iii) the net book value of the assets of the Partnership, as reflected in the Partnership’s financial statements, is less than zero;

 (iv) the Partnership currently lacks the financial resources to pay its obligations as they come due;
(v) the Partnership’s oil and gas properties do not generate sufficient revenue to cover operating costs; and
 (vi) the MGP will assume all of the outstanding debts of the Partnership.
 Against the proposed transaction are the fact of a related-party transaction, the decision not to widely solicit bids from independent third parties for the Properties, and the possibility that the continued ownership of the Properties could be more economically beneficial than a sale at this time. The MGP is of the opinion that this would only be the case if there were to be a substantial increase in the value of the Properties, and if the increase were sufficient to offset the operating costs from the date hereof until the date of a sale of the Properties, such that the sale of the Properties would be at an amount that would result in distributions to the Limited Partners in an amount greater than that anticipated under the Transfer. The decision not to widely solicit bids is based on the view of the MGP and that the pool of potential buyers is very limited. The MGP is of the opinion that the factors listed above in favor of the transaction outweigh these negative considerations.
For these reasons, the Managing General Partner recommends that the holders consent to the adoption of the Amendment.
DISSENTERS’ RIGHTS OF APPRAISAL
Holders are not entitled to dissenters’ appraisal rights under Pennsylvania law or the Partnership Agreement in connection with the adoption of the Amendment.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of June [__], 2018, we had 1,500 Units outstanding. No current officer or director of our Managing General Partner owns any Units. Although, subject to certain conditions, holders may present their Units to us for purchase, the Managing General Partner is not obligated by the Partnership Agreement to purchase more than 5% of our total outstanding Units in any calendar year. The Managing General Partner is owned 100% by Diversified.
ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS
At the Partnership level, the Partnership Agreement provides that any sales proceeds to the Partnership be used in the following order: to pay Partnership expenses (if any) in connection with the Transfer; to pay the debts and obligations of the Partnership; and to fund reserves. Any amount remaining after such uses would be distributed to the Limited Partners in an amount equal to their previously unreturned capital contributions, plus a specified return thereon, and the balance the Limited Partners and to the MGP in accordance with the terms of the Partnership Agreement. The Partnership has liabilities on its books due to the MGP and its affiliates (consisting of accrued annual Partnership management fees and advances for Partnership expenses) in the aggregate of approximately $1,173,300 as of March 31, 2018, and Partnership reserves of approximately $1,198,200 as of that date. The Partnership Agreement states that the General Partner is entitled to an annual Asset Management Fee in connection with the administration of the affairs of the Partnership. Any unpaid Asset Management Fee accrues and is paid in subsequent years. The net proceeds to the Partnership anticipated under the Proposal are not adequate to pay the accrued liabilities due to the MGP and satisfy reserves. The MGP anticipates that there will be no funds available to pay any distributions to Limited Partners. The reserves would be used, as determined in the MGP’s discretion but in accordance with the Partnership Agreement, to pay future Partnership costs and expenses, including future management fees.

Assuming that the fair market value of the assets is zero and no gain or loss is to be recognized on the transfer of the assets and liabilities to the MGP then there will be no tax implications to the Limited Partners. Assuming that the Partnership’s passive activity losses attributable to the Properties have not been used by the Limited Partners to offset any previous passive activity income/gain (which may not be the case, as Limited Partners may have used certain of their passive losses), the Limited Partner may offset previous suspended losses against non-passive ordinary income. Each Limited Partner is urged to consult with the Limited Partner’s tax advisors to determine the amount of suspended activity losses that such Limited Partner would free up upon Transfer of the Property. Losses might be unavailable if, for example, the Limited Partner has previously used the passive losses, the Limited Partner’s method of accounting requires the Limited Partner to wait until Liquidation of the Partnership to claim the passive losses, or if the Limited Partner acquired the Limited Partner’s Units from a person other than the Partnership. As a result of the liquidation of the partnership you should assess any capital treatment from your remaining outside tax basis. The MGP has not obtained any opinion of tax counsel in this regard. Limited Partners should also consider the impact of state income taxes with their advisors, including the laws of states other than Pennsylvania.
The foregoing information is presented solely for the purpose of evaluating the proposal. All amounts are preliminary estimates only. The amounts may be updated based upon the fairness opinion. All computations are based upon assumptions which may or may not prove to be accurate and should not be relied upon to indicate the actual results which may be attained.
FEES AND EXPENSES
The Partnership will pay all expenses incurred in connection with this Consent Solicitation (including costs and expenses of preparing, printing and mailing this Consent Solicitation) and the adoption of the Amendment.
WHERE YOU CAN FIND MORE INFORMATION
A copy of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017 is enclosed with this Consent Solicitation. We make our periodic reports under the Securities Exchange Act of 1934, including our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to those reports, available through our Managing General Partner’s website at www.dgoc.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the “SEC”). To view these reports, click on “Partnerships Owners”, then the respective document of your inquiry. Our filings with the SEC are also available to the public on the SEC’s website at www.sec.gov. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this Consent Solicitation. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.
You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: c/o DGOC Partnership Holdings, LLC , 1100 Corporate Drive, Birmingham, AL 35242, Attention: Joyce Collins; telephone: (330) 896-8510 ext. 267. The Partnership will undertake to provide such copies by first class mail or other equally prompt means within one business day of receipt of a written or oral request made as provided herein.

HOLDERS SHARING AN ADDRESS
Holders sharing an address with another holder may receive only one set of Consent Solicitation materials or one Notice of Internet Availability of Consent Solicitation Materials at that address unless they have provided contrary instructions. Any such holder who wishes to receive a separate copy of the Consent Solicitation materials or Notice of Internet Availability of Consent Solicitation Materials now or in the future may write or call to request a separate copy of these materials from: c/o DGOC Partnership Holdings, LLC, 1100 Corporate Drive, Birmingham, AL 35242, Attention: Joyce Collins; telephone: (330) 896-8510 ext. 267. We will promptly deliver a copy of the requested materials.
Similarly, holders sharing an address with another holder who have received multiple copies of our Consent Solicitation materials and Notice of Internet Availability of Consent Solicitation Materials may write or call the above address and telephone number to request delivery of a single copy of these materials.

CONSENT OF HOLDER
OF
ATLAS AMERICA PUBLIC #9 LTD.,
A PENNSYLVANIA LIMITED PARTNERSHIP
Important Notice Regarding the Availability of Consent Solicitation Materials:
The Notice of Consent Solicitation, Consent Solicitation Statement and Consent Form
are available at www.dgoc.com

This consent is solicited by Atlas America Public #9 LTD., a Pennsylvania limited partnership and the general partner of the Partnership (the “Managing General Partner”). THE MANAGING GENERAL PARTNER RECOMMENDS THAT YOU CONSENT TO THE AMENDMENT. ANY HOLDER WHO FAILS TO RESPOND TO THIS CONSENT SOLICITATION BY [_________], 2018 SHALL BE DEEMED TO HAVE GIVEN HIS OR HER CONSENT TO THE ADOPTION OF THE AMENDMENT.
The undersigned, a holder of Atlas America Public #9 LTD., a Pennsylvania limited partnership (the “Partnership”), and the holder of units representing limited partner interests (the “Units”) in the Partnership, acting with respect to all of the Units owned by the undersigned, hereby:
[     ] Consents                                            [     ] Withholds Consent
with respect to the Amendment to the Partnership Agreement of the Partnership to provide the Managing General Partner with the ability to transfer (the “Transfer”) the assets and liabilities of the Partnership to an affiliate. The MGP intends to liquidate the Partnership pursuant to the applicable terms of the Partnership Agreement and the Pennsylvania Uniform Limited Partnership Act (the “Liquidation”) as described in the Consent Solicitation dated June [__], 2018. The undersigned acknowledges receipt of the Consent Solicitation.
The undersigned hereby constitutes and appoints the Managing General Partner as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the partnership agreement in connection with this Consent Solicitation or in order to implement the actions set forth above.
Please return your completed, dated and signed copy of this Consent Form by mail in the enclosed postage-paid return envelope, by overnight courier or by hand to the address provided, by e-mail to the address provided or by facsimile to the number provided.
Please sign exactly as you hold your Units. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.
IF NO ELECTION IS SPECIFIED, AN OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT WILL BE DEEMED TO BE A CONSENT TO THE ADOPTION OF THE AMENDMENT.
IN ACCORDANCE WITH SECTION 8.01(e) OF THE PARTNERSHIP’S LIMITED PARTNERSHIP AGREEMENT, FAILURE TO RESPOND TO THE CONSENT SOLICITATION BY [_________], 2018 SHALL BE DEEMED TO BE A CONSENT TO THE ADOPTION OF THE AMENDMENT.

Date: ________________________	__________________________________________ Type or Print Name of Individual or Entity

By: ______________________________________
Signature

__________________________________________ Type or Print Name of Person Signing

__________________________________________ Capacity

__________________________________________ Tax Identification or Social Security Number

__________________________________________ Telephone Number

The signed Consent Form should be delivered by any one of these methods:

By Facsimile:	By Mail:
(330) 896-8518	c/o DGOC Partnership Holdings, LLC 1100 Corporate Drive Birmingham, AL 35242 Attention: Joyce Collins

By Overnight Courier:	By Hand:
c/o DGOC Partnership Holdings, LLC 1100 Corporate Drive Birmingham, AL 35242 Attention: Joyce Collins	c/o DGOC Partnership Holdings, LLC 1100 Corporate Drive Birmingham, AL 35242 Attention: Joyce Collins

By E-mail:	For Information, Please Call:
jcollins@dgoc.com	(330) 896-8510 ext. 267